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                                                                Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Aspec Technology, Inc.

We consent to the use in this Registration Statement relating to 4,000,000 shares of Common Stock of Aspec technology, Inc. on Form S-1 of our report dated February 28, 1997 (March __, 1997 as to Note 11), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Aspec Technology, Inc., "Valuation and Qualifying Accounts." This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

San Jose, California
______________, 1997

                              --------------------

To the Board of Directors and Stockholders of Aspec Technology, Inc.:

The financial statements included herein have been adjusted to give effect to the two-for-one split of common stock, the increase in preferred shares authorized and the Company's reincorporation in Delaware, all as described in
Note 11 to the financial statements. The above independent auditors' consent and report on schedule is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such events assuming that from February 28, 1997 to the effective date of such events, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.


Deloitte & Touche LLP
San Jose, California
March 5, 1997